Exhibit 5.1

Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

June 5, 2025

Sphere Entertainment Co.

Two Pennsylvania Plaza

New York, New York 10121

To the addressee set forth above:

We have acted as local Nevada counsel to Sphere Entertainment Co., a Nevada corporation (the “Company”), which is the resulting entity (as defined in Nevada Revised Statutes 92A.090) in the conversion of Sphere Entertainment Co., a Delaware corporation (the “Delaware Corporation”), into a Nevada corporation (the “Conversion”), in connection with the Company’s Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on April 16, 2020, July 9, 2021, December 6, 2022, December 8, 2023, and December 13, 2024, respectively, relating to the registration of (i) 12,638,714 shares (the “Employee Plan Shares”) of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), issuable under the Company’s 2020 Employee Stock Plan, as amended (the “Employee Plan”), (ii) 578,474 shares (the “Non-Employee Director Plan Shares”) of Class A Common Stock issuable under the Company’s 2020 Stock Plan for Non-Employee Directors, as amended (“Non-Employee Director Plan”), and (iii) 336,254 shares (together with the Employee Plan Shares and Non-Employee Director Shares, the “Shares”) of Class A Common Stock issuable under MSG Networks Inc.’s 2010 Employee Stock Plan, as amended and assumed by the Company (together with the Employee Plan and the Non-Employee Director Plan, the “Plans”). This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares as contemplated by the Plans and as described in the Registration Statements. For purposes of this opinion letter, and except to the extent set forth in the opinion expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner contemplated by the Plans, and as presently proposed in the Registration Statements.

For the purpose of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statements, (ii) the Plans, (iii) the Company’s articles of incorporation and bylaws, and (iv) such other agreements, instruments, corporate records (including resolutions of the board of directors and any committee thereof) and other documents, or forms thereof, as we have deemed necessary or appropriate, and we have obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary or appropriate.

www.bhfs.com

Sphere Entertainment Co.

June 5, 2025

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) each natural person executing a document has or will have sufficient legal capacity to do so; (ii) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (iii) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; (iv) prior to the Conversion, the Delaware Corporation has taken all corporate action required under the laws of the State of Delaware to authorize the Plans and the performance by the Company of its obligations thereunder, including the issuance of Shares; and (v) after any issuance of any Shares, the total number of issued and outstanding shares of Class A Common Stock, together with the total number of shares of Class A Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement or arrangement, or otherwise, including pursuant to the Plans, will not exceed the total number of shares of Class A Common Stock then authorized under the Company’s articles of incorporation.

We are qualified to practice law in the State of Nevada. The opinion set forth herein is expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based on the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and, if, when and to the extent issued in accordance with all applicable terms and conditions set forth in the relevant Plan and in exchange for the consideration required thereunder, and as described in the Registration Statements, such Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinion set forth herein or to apprise you of any changes in any laws or facts after the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, incorporated by reference into the Registration Statements. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, incorporated by reference into the Registration Statements. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP